SCHEDULE A

Amended as of September 30, 2022

to the

EXPENSE LIMITATION AGREEMENT

dated September 21, 2018 between

THE ADVISORS’ INNER CIRCLE FUND III

and

KBI GLOBAL INVESTORS (NORTH AMERICA) LTD.

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Term End Date
KBI Global Investors Aquarius Fund	Institutional Shares	1.00%	November 30, 2023
	Investor Shares	1.00%	November 30, 2023

Acknowledged and Accepted by:

THE ADVISORS’ INNER CIRCLE FUND III,

/s/ James Bernstein
Name: James Bernstein
Title: Vice President & Secretary

KBI GLOBAL INVESTORS (NORTH AMERICA) LTD.

/s/ Padraig Sheehy
Name: Padraig Sheehy
Title:SVP Business Development